Exhibit 99.1

                              FOR IMMEDIATE RELEASE

VOYAGER ENTERTAINMENT INTERNATIONAL RECEIVES $1.25M IN FUNDING AND COMPLETES THE
                 ACQUISITION OF WESTERN ARCHITECTURAL SERVICES


Las Vegas, NV and Draper, Utah -- September 12, 2006 -Voyager Entertainment International Inc. (OTCBB: VEII) is pleased to announce that they have received financing in the amount of $1.25 million in order to facilitate the purchase of Western Architectural Services ("Western") with an anticipated funding of an additional $1.3 million to be received by the end of the 3rd quarter.

Western is an operating company that has current contracts throughout the United States, including as general contractor for Rockwell Estates, a $36,000,000 residential housing development located in Draper, Utah. More information regarding this development can be found at www.rockwellestatesutah.com. As the general contractor, Western will be responsible for the build-out of the 57-residential units planned for the development. Westerns core business is in the development, implementation and fabrication of world-class themed architectural designs and products.

The acquisition of Western Architectural Services, LLC is the first step for the Company to implement a phased growth initiative. This acquisition will both create positive cash flow from construction contracts throughout the United States and provide the Company with in-house expertise over several construction components of the Observation Wheel.

Richard L. Hannigan, Sr., President and CEO of Voyager, stated, "While building the Observation Wheel is the primary focus of the Company, we continue to be committed to the goal of building shareholder value. The completion of the acquisition of Western and the next round of funding moves us toward that goal."

About Western

Western was formed in 1987 and is a recognized leader in the development, implementation and fabrication of world-class themed architectural designs. Western has been instrumental in supplying pre-fabricated products to the hotel and casino industry, including iconic statues, interior resort theming, as well as, construction related materials and services. Projects include The Venetian, New York, New York, Mandalay Bay, Paris, and Luxor, to name a few. Western's most notable projects include the Statue of Liberty, at the New York, New York; the famed fountain located at the Paris Hotel and Casino; and most of the interior theming for the Luxor Hotel and Casino and Mandalay Bay.

Western also manufactures products for residential and institutional projects such as architectural columns, domes, moldings, and frames. Western has contracted and completed more than $70 million dollars of construction projects over the last ten years. More information about Western can be found at www.western-architectural.com.


About Voyager

Voyager is an entertainment development company that has plans to construct the "World's Tallest Observation Wheel," which we expect to be a 600-foot tall high-tech attraction that would have, upon completion, the capacity of 7,500,000 guests per year with an average individual ride ticket of $18.00. We anticipate that each Observation Wheel would consist of 30 Orbitors seating 20 passengers and making a complete revolution approximately every 27 minutes. Our current Orbitor design consists of its own galley and lavatory to achieve the maximum comfort and safety for our guests.

Additional information about Voyager is available at its website, www.voyager-ent.com.


VOYAGER FORWARD LOOKING STATEMENTS
Statements in is this press release which are not historical, including statements regarding Voyager's or management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties. Voyager's actual results could differ materially from expected results. Voyager undertakes no obligation to publicly update or revise forward-looking statements whether as a result of new information or otherwise. It is important to note that Voyager's actual results could differ materially from those in any such forward-looking statements. Various factors could cause actual results to differ materially, such as the risk factors listed from time to time in Voyager's filings with the Securities and Exchange Commission, including but not limited to, the annual report on Form 10-KSB for the year ended December 31, 2005, Form 10-QSB for the quarterly period ended March 31, 2006, Form 10-QSB for the quarterly period ended June 30, 2006.

Contact Information:
Richard L. Hannigan, Sr. President/CEO
Voyager Entertainment International, Inc.
Phone: (702) 221.8070
Email: veiivegas@msn.com
www.voyager-ent.com
www.western-architectural.com.


                                      # # #